Exhibit 21

                           Subsidiaries of the Registrant

                                                               Percentage
           Entity                                 Jurisdiction  Ownership

          VASCO Corp.                              Delaware       97.7%

                 VASCO Data Security Europe SA      Belgium       100%*

                      VASCO Data Security NV/SA     Belgium       100%*

                 VASCO Data Security, Inc.         Delaware        100%

          * All shares are held by the parent corporation, except that shares representing less than 1% are held by T. Kendall Hunt.